Exhibit 4.10

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of February 19, 2020, by and between RUBY-TECH INC., a corporation organized and existing under the laws of the State of New York (the “Company”), and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”).

WITNESSETH

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, as provided herein, and the Investor shall purchase a full recourse promissory note in the form attached hereto as “Exhibit A” (the “Note”) in the original principal amount of $600,000;

WHEREAS, the issuance and sale of a Note shall take place at a closing (the “Closing”) to take place within 2 days of the date hereof, or such other date as may be agreed upon between the parties;

WHEREAS, the Company is a wholly owned subsidiary of BOS-Odem Ltd (“BOS-Odem”), which itself is a wholly owned subsidiary of B.O.S. Better Online Solutions Ltd., a corporation organized and existing under the laws of the State of Israel (the “Parent”);

WHEREAS, in consideration of the benefits that will accrue to BOS-Odem and the Parent and as a condition to the Investor purchasing the Promissory Note hereunder, BOS-Odem, and the Parent shall enter into a guaranty agreement (the “Guaranty”) in a from attached hereto as “Exhibit B”;

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement, the Company and the Investor hereby agree as follows:

1. PURCHASE AND SALE OF NOTE;

(a) Purchase of Note at the Closing. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing and the Company agrees to sell and issue to the Investor at the Closing a Note in the original principal amount of $600,000 for a purchase price equal to the face amount issued.

(b) Commitment Fees. The Company shall pay to YA Global II SPV, Ltd (the “Subsidiary Fund”), as designee of the Investor a commitment fee of $15,000 (the “Commitment Fee”) in connection with the issuance of the Note. The Company hereby authorizes the Investor to deduct the Commitment Fee from the gross proceeds of the issuance of the Note and pay it to the Subsidiary Fund in satisfaction of the Commitment Fee.

(c) Warrants. In connection with the purchase and sale of the Note, the Parent shall issue to the Investor at the Closing a warrant in the form attached hereto as “Exhibit C” (the “Warrant”) to purchase 100,000 ordinary shares of the Parent at an exercise price of $3.00 for 2 years.

(d) Closing Deliverables. At the Closing, the following transactions shall occur and shall be deemed to take place simultaneously. No transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents have been delivered, unless waived in writing by the receiving Party: (i) the Company shall deliver, or cause to be delivered, to the Investor a duly executed Note in the face amount applicable of $600,000, (ii) the Parent and shall issue to the Investor a duly executed Warrant; (iii) the Parent and BOS-Odem shall execute and deliver to the Investor the Guaranty, and (IV) the Investor shall pay to the Company the face amount of the Note issued to the Inventor (less the Commitment Fee, which shall be paid to the Subsidiary Fund) by wire transfer to the account of the Company as specified on Schedule I to the Note.

2. CONDITIONS PRECEDENT TO CLOSING. The obligation of the Investor hereunder to purchase the Note at the Closing is subject to the satisfaction, at or before the date of the Closing, of each of the following conditions, provided that these conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion.

(a) The Representations and Warranties of the Company are true and correct.

(b) No event shall have occurred since the date of this Agreement that could result in, or reasonably be expected to result in a Material Adverse Effect, where “Material Adverse Effect” shall mean any condition, circumstance, or situation that may result in, or would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, the Note, or the Warrant (collectively, the “Transaction Documents”), (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company or the Parent, or (iii) a material adverse effect on the Company or the Parent’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

(c) The ordinary shares of the Parent shall be authorized for quotation or trading on the Nasdaq Capital Market (the “Primary Market”) and trading in the common stock of the Company shall not have been suspended for any reason.

(d) The Parent is, and has been for a period of at least 90 days immediately prior to each the Closing, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

(e) The Standby Equity Distribution Agreement dated May 8, 2017 between the Parent and the Investor (the “SEDA”) is in full force and effect.

3. INVESTOR’S REPRESENTATIONS AND WARRANTIES. Investor hereby represents and warrants to, and agrees with, the Company that the following are true and correct as of the date hereof and as of the date of the Closing:

(a) Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to purchase, hold and sell the Note. The decision to invest and the execution and delivery of this Agreement by such Investor, the performance by such Investor of its obligations hereunder and the consummation by such Investor of the transactions contemplated hereby have been duly authorized and requires no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

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(b) Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting its interests in connection with this transaction. It recognizes that its investment in the Company involves a high degree of risk.

(c) No Legal Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

(d) Investment Purpose. The Note is being purchased by the Investor for its own account, and for investment purposes. The Investor agrees not to assign or in any way transfer the Investor’s rights to the Note or any interest therein and acknowledges that the Company will not recognize any purported assignment or transfer except in accordance with applicable Federal and state securities laws. Except for affiliates of the Investor, no other Person has or will have a direct or indirect beneficial interest in the Commitment Fee Shares. The beneficial owner of the Commitment Fee Shares agrees not to sell, hypothecate or otherwise transfer the Commitment Fee Shares unless such are registered under Federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to the Company, an exemption from such laws is available.

(e) Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D of the Securities Act of 1933.

(f) Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information it deemed material to making an informed investment decision. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company and its management. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors, if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor understands that its investment involves a high degree of risk.

(g) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Note offered hereby.

(h) Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 of the Securities Act).

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4. COMPANY’S REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to, the Investor that the following are true and correct as of the date hereof:

(a) Organization and Qualification. The Company is duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power to own its properties and to carry on its business as now being conducted. Each of the Company, the Parent, and its subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(b) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Note, and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Note, and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Agreement, the Note, and any related agreements have been duly executed and delivered by the Company, (iv) this Agreement and assuming the execution and delivery thereof and acceptance by the Investor, the Note, and any related agreements, constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, liquidation or similar laws from time to time relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(c) No Conflict. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of its constituting documents or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Ordinary Shares are quoted) applicable to the Company, the Parent, or any of its subsidiaries or by which any material property or asset of the Company is bound or affected and which would cause a Material Adverse Effect. Neither the Company nor its subsidiaries is in violation of any term of or in default under its constituting documents, or, to the Company’s knowledge, any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries that would cause a Material Adverse Effect. To the Company’s knowledge, the business of the Company and its subsidiaries is not being conducted in violation of any material law, ordinance or regulation of any governmental entity, except as would not cause a Material Adverse Effect.

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(d) Internal Accounting Controls. The Parent and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Ordinary Shares or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

(f) Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity.

(g) Tax Status. The Company and each of its subsidiaries has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject to be filed as of the date hereof (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. Certain Transactions. None of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

(h) Use of Proceeds. The net proceeds from this offering shall be used for working capital and other general corporate purposes of the Company the Parent and its subsidiaries.

(i) No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Commitment Fee Shares.

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5. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. Each of the parties consents to the jurisdiction of the state courts of the State of New York and the U.S. District Court for the District of New York sitting in Manhattan, for the adjudication of any civil action asserted pursuant to this paragraph.

6. NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Ruby-Tech Inc.
147-20 184th St.
Jamaica NY 11413, USA
Attention: Eyal Cohen
Telephone: +972-3-9542070
Email: eyalc@boscom.com

If to the Holder:	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266
	Email:	Legal@yorkvilleadvisors.com

With a copy to:	David Gonzalez, Esq.
1012 Springfield Avenue
Mountainside, NJ 07092
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266
	Email:	dgonzalez@yorkvilleadvisors.com

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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7. MISCELLANEOUS.

(a) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

(b) Entire Agreement; Amendments. This Agreement and the exhibit thereto supersedes all other prior oral or written agreements between the Investor and the Company with respect to the matters discussed herein), and this Agreement and the exhibit theretocontain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

(c) Binding Effect. All of the covenants and obligations contained herein shall be binding upon and shall inure to the benefit of the respective parties, their successors and assigns.

(d) Enforcement Costs. The Company shall reimburse the Investor promptly for all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Investor in any action for the collecting of any sums which become due and payable to the Investor in accordance with the terms of this Agreement or the Note.

(e) Remedies Cumulative. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute, or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

(f) Severability. If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

(g) Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

[signature page follows]

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IN WITNESS WHEREOF, each of the Investor and the Company have caused their respective signature page to this Note Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

RUBY-TECH INC.

By:
Name:	Eyal Cohen

By:
Name: Avidan Zelicovsky

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II LLC
	Its:	General Partner

By:
Name:
Title:

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Exhibit A
Form of Note

Exhibit B
Form of Guaranty

Exhibit C
Form of Warrant

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THIS NOTE HAS BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

RUBY-TECH INC.

Note

No. RUBY-1	Original Principal Amount: $600,000
Issuance Date: February 19, 2020

FOR VALUE RECEIVED, Ruby-Tech Inc., a corporation organized and existing under the laws of the State of New York (the “Company”), hereby promises to pay to the order of YA II PN, Ltd. or its registered assigns (the “Holder”) (i) the outstanding portion of the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to scheduled payment, redemption or otherwise, the “Principal”) when due, whether a regularly scheduled principal payment or upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and (ii) to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the Issuance Date written above (the “Issuance Date”) until the same is paid, whether a regularly scheduled interest payment or upon the Maturity Date or acceleration, redemption or otherwise (in each case in accordance with the terms hereof).

This Note (this “Note”) is being issued pursuant to that certain Note Purchase Agreement dated as of February 19, 2020 (the “Note Purchase Agreement”) between the Company and the Holder. and the obligations of the Company hereunder are guaranteed by B.O.S. Better Online Solutions Ltd. (“BOSC”), and BOS-Odem Ltd (“BOS-Odem” and collectively along with BOSC, the “Guarantors”) pursuant to a guaranty agreement dated February 19, 2020 (the “Guaranty Agreement”)

Certain capitalized terms used herein but otherwise not defined herein are defined in Section 17 or in the Note Purchase Agreement.

(1) GENERAL TERMS

(a) Advance of Original Principal Amount. In consideration for the issuance of this Note on the Issuance Date by the Company, the Holder shall advance and make available to the Company on the Issuance Date the Original Principal Amount by wire transfer of immediately available funds to the account indicated by the Company on Schedule I attached hereto.

(b) Maturity Date. The term of this Note shall expire after 12 months of the Issuance Date (the “Maturity Date”). On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all then outstanding Principal and accrued and unpaid Interest.

(c) Payments. On each of the Installment Dates, the Company shall pay to the Holder an amount equal to the relevant Installment Amount due on such Installment Date as listed on Schedule II hereto. Principal and Interest (if any) owed under this Note must be paid by wire transfer of immediately available funds to the account listed on Schedule I hereto (or to any other account specified by the Holder to the Company on or before the applicable Installment Date by notice given in accordance with Section 7 hereof).

(d) Interest. Interest shall accrue on the outstanding Principal balance hereof at a rate equal to 8% per annum (“Interest Rate”). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(2) NO PREPAYMENT PENALTY. The Company may prepay all or any part of the balance outstanding hereunder at any time without penalty.

(3) REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Investor that the following are true and correct as of the date hereof:

(a) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note and any related agreements, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Note and any related agreements by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its shareholders, (iii) this Note has been duly executed and delivered by the Company, (iv) this Note (assuming the execution and delivery thereof and acceptance by the Investor and the occurrence of the Issuance Date), constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(b) The execution, delivery and performance by the Company of its obligations under this Note will not (i) result in a violation of the Company’s constituting documents or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market on which the Ordinary Shares of BOSC are quoted) applicable to the Company or any of its subsidiaries or by which any material property or asset of the Company is bound or affected and which would cause a Material Adverse Effect.

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(4) EVENTS OF DEFAULT.

(a) An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(i) the Company’s failure to pay to the Holder any amount of Principal or Interest when and as due and payable under this Note, and such failure continues for five (5) days following the date upon which such payment was due;

(ii) the Company or a Guarantor shall commence, or there shall be commenced against the Company or a Guarantor under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or a Guarantor commences, or there shall be commenced against the Company or a Guarantor, any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or a Guarantor, in each case which remains un-stayed or un-dismissed for a period of 61 days; or the Company or a Guarantor is adjudicated insolvent or bankrupt pursuant to a final, non-appealable order; or any order of relief or other order approving any such case or proceeding is entered; or the Company or a Guarantor suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues un-discharged or un-stayed for a period of 61 days; or the Company or a Guarantor makes a general assignment for the benefit of creditors; or the Company or a Guarantor shall admit in writing that it is unable to pay its debts generally as they become due; or the Company or a Guarantor shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts.

(iii) the Ordinary Shares of BOSC cease to be quoted or listed for trading on the Principal Market and shall not again be quoted or listed for trading on any Principal Market within fifteen Trading Days of such delisting;

(iv) the Company or a Guarantor, as applicable, is a party to any agreement memorializing (1) the consummation of any transaction or event (whether by means of a share exchange or tender offer applicable to the Ordinary Shares of BOSC, a liquidation, consolidation, recapitalization, reclassification, combination or merger of the Company or a Guarantor or a sale, lease or other transfer of all or substantially all of the consolidated assets of the Company or a Guarantor) or a series of related transactions or events pursuant to which all of the Ordinary Shares of BOSC are exchanged for, converted into or constitute solely the right to receive, cash, securities or other property, (2) a consolidation or merger in which the Company or a Guarantor is not the surviving corporation, or (3) a sale, assignment, transfer, conveyance or other disposal of all or substantially all of the properties or assets of the Company or a Guarantor to another person or entity (each of (1), (2) and (3) a “Change in Control”) unless in connection with such Change in Control, all Principal and accrued and unpaid Interest due under this Note will be paid in full or the Holder consents to such Change in Control;

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(v) the Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Note

(vi) BOSC shall fail to observe or perform any material covenant, agreement or warrant contained in, or otherwise commit any material breach or default of any provision of the Standby Equity Distribution Agreement dated May 8, 2017 between BOSC and the Holders (the “SEDA”) which is not cured within the time prescribed in the SEDA, as applicable, or if not so prescribed, within thirty days after notice to the Company by the Holder of such material failure, breach or default;

(vii) BOSC shall terminate the SEDA; or

(viii) an event of default by the Company or a Guarantor under any other material obligation, instrument, note or agreement for borrowed money occurring after the Issuance Date of this Note and continuing beyond any applicable notice and/or grace period, and as a result of which the obligations of the Company or a Guarantor, as applicable, under such material obligation, instrument, note or agreement have been accelerated..

(5) REMEDY UPON DEFAULT. During the time that any portion of this Note is outstanding, if (i) any Event of Default has occurred, the Holder, by notice in writing to the Company, may at any time and from time to time declare the full unpaid Principal of this Note or any portion thereof, together with Interest accrued thereon to be due and payable immediately (the “Accelerated Amount”) or (ii) any Event of Default specified in Section 4(a)(ii) has occurred, the unpaid Principal of the Note and the Interest accrued thereon shall be immediately and automatically due and payable without necessity of further action. In addition, for so long as an Event of Default has occurred and remains uncured, the Company shall pay default interest at the rate of 15% per annum instead of 8% per annum until the applicable Event of Default is cured. Such declaration shall be rescinded and annulled following such cure, and may also be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(6) REISSUANCE OF THIS NOTE. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal which Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

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(7) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company, to:	Ruby-Tech Inc.
147-20 184th St.
Jamaica NY 11413, USA
Attention: Eyal Cohen
Telephone: +972-3-9542070
Email: eyalc@boscom.com

If to the Holder:	YA II PN, Ltd.
1012 Springfield Ave
Mountainside, New Jersey 07092
	Attention:	Mark Angelo
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

With a copy to:	David Gonzalez, Esq.
1012 Springfield Ave
Mountainside, New Jersey 07092
	Telephone:	(201) 985-8300
	Facsimile:	(201) 985-8266

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8) No provision of this Note shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of or Interest (if any) on, this Note at the time, place, and rate, and in the currency, herein prescribed. This Note is a direct obligation of the Company. As long as this Note is outstanding, the Company shall not , without the consent of the Holder, (i) amend its constituting documents so as to adversely affect any rights of the Holder under this Note; or (ii) enter into any agreement with respect to any of the foregoing.

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(9) This Note shall not entitle the Holder to any of the rights of a shareholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of shareholders or any other proceedings of the Company.

(10) This Note shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. Each of the parties consents to the jurisdiction of the state courts of the State of New York and the U.S. District Court for the District of New York sitting in Manhattan, in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

(11) If an Event of Default has occurred, then the Company shall reimburse the Holder promptly for all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred by the Holder in any action for the collecting of any sums which become due and payable to the Holder in accordance with the terms of this Note.

(12) Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

(13) If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law had been enacted.

6

(14) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(15) Assignment of this Note by the Company shall be prohibited without the prior written consent of the Holder. Prior to the Maturity Date, the Holder shall not sell, transfer, negotiate or otherwise make any disposition of this Note or any portion thereof without the prior written consent of the Company.

(16) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(17) CERTAIN DEFINITIONS For purposes of this Note, the following terms shall have the following meanings:

(a) “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(b) “Installment Amount” means the principal and interest payment due on an Installment Date as set forth on Schedule II hereto.

(c) “Installment Date” means each date on which Installment Amounts are due to be paid in accordance with Schedule II hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first set forth above.

COMPANY:
RUBY-TECH INC.

By:
Eyal Cohen
Director

By:
Avidan Zelicovsky
Director

Schedule I

(Company’s Account Information)

(Holder’s Account Information)

Schedule II

Repayment Schedule

Ruby-Tech	Interest	8%
	Initial Principal	$600,000.00
	Funding Date	12-Feb-20

Installment Date	Principal Repayment	Repayment Interest	Installment Amount
March 12, 2020	$50,000.00	$3,813.70	$53,813.70
April 12, 2020	$50,000.00	$3,736.99	$53,736.99
May 12, 2020	$50,000.00	$3,287.67	$53,287.67
June 12, 2020	$50,000.00	$3,057.53	$53,057.53
July 12, 2020	$50,000.00	$2,630.14	$52,630.14
August 12, 2020	$50,000.00	$2,378.08	$52,378.08
September 12, 2020	$50,000.00	$2,038.36	$52,038.36
October 12, 2020	$50,000.00	$1,643.84	$51,643.84
November 12, 2020	$50,000.00	$1,358.90	$51,358.90
December 12, 2020	$50,000.00	$986.30	$50,986.30
January 12, 2021	$50,000.00	$679.45	$50,679.45
February 12, 2021	$50,000.00	$339.73	$50,339.73
	$600,000.00	$25,950.69	$625,950.69

WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES INTO WHICH THIS WARRANT IS EXERCISABLE INTO HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR PURSUANT TO AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, THE AVAILABILITY OF WHICH IS CONFIRMED BY AN OPINION OF COUNSEL IN GENERALLY ACCEPTABLE FORM AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

B.O.S. BETTER ONLINE SOLUTIONS LTD.

Warrant To Purchase Ordinary Shares

Warrant No.: BOSC-2020-1	Number of Shares:	100,000
	Warrant Exercise Price:	$3.00
	Expiration Date:	February 19, 2022

Date of Issuance: February 19, 2020

B.O.S. BETTER ONLINE SOLUTIONS LTD., a company organized and existing under the laws of the State of Israel (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, YA II PN, Ltd. (the “holder”), or its permitted assigns hereunder, is entitled, subject to the terms set forth below, to purchase from the Company upon surrender of this Warrant, at any time or times on or after the date hereof, but not after 11:59 P.M. Eastern Time on the Expiration Date (as defined herein) up 100,000 fully paid and nonassessable Ordinary Shares (as defined herein) of the Company (the “Warrant Shares”) at the exercise price per share provided in Section 1(b) below or as subsequently adjusted; provided, however, that in no event shall the holder be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of Ordinary Shares beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding Ordinary Shares following such exercise (however, such restriction may be waived by the holder (but only as to itself and not to any other holder) upon not less than 65 days prior notice to the Company). For purposes of the foregoing proviso, the aggregate number of Ordinary Shares beneficially owned by the holder and its affiliates shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such proviso is being made, but shall exclude Ordinary Shares which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the holder and its affiliates (including, without limitation, any convertible notes or preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Warrant, in determining the number of outstanding Ordinary Shares a holder may rely on the number of outstanding Ordinary Shares as reflected in (1) the Company’s most recent Form 20-F, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of Ordinary Shares outstanding. Upon the written request of any holder, the Company shall promptly, but in no event later than 1 Business Day following the receipt of such notice, confirm in writing to any such holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the exercise of Warrants (as defined below) by such holder and its affiliates since the date as of which such number of outstanding Ordinary Shares was reported.

Section 1.

(a) This Warrant is issued pursuant to the Note Purchase Agreement (“Purchase Agreement”) dated February 19, 2020 between the Company and the holder or issued in exchange or substitution thereafter or replacement thereof. Each Capitalized term used, and not otherwise defined herein, shall have the meaning ascribed thereto in the Purchase Agreement.

(b) Definitions. The following words and terms as used in this Warrant shall have the following meanings:

(i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(ii) “Closing Bid Price” means the closing bid price (or closing trade if there is no closing bid price) of Ordinary Shares as quoted on the Principal Market (as reported by Bloomberg, LP (“Bloomberg”)).

(iii) “Ordinary Shares” means the Company’s Ordinary Shares, nominal value NIS 80.00.

(iv) “Event of Default” means an event of default under the Purchase Agreement or the Note issued in connection therewith.

(v)

(vi) “Expiration Date” means the date set forth on the first page of this Warrant. “Issuance Date” means the date hereof.

(vii) “Note” means the note issued pursuant to the Purchase Agreement.

(viii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(ix) “Primary Market” means the Nasdaq.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(xi) “Warrant” means this Warrant and all Warrants issued in exchange, transfer or replacement thereof.

(xii) “Warrant Exercise Price” shall be $3.00 or as subsequently adjusted as provided in Section 7 hereof.

(c) Other Definitional Provisions.

(i) Except as otherwise specified herein, all references herein (A) to the Company shall be deemed to include the Company’s successors and (B) to any applicable law defined or referred to herein shall be deemed references to such applicable law as the same may have been or may be amended or supplemented from time to time.

(ii) When used in this Warrant, the words “herein”, “hereof”, and “hereunder” and words of similar import, shall refer to this Warrant as a whole and not to any provision of this Warrant, and the words “Section”, “Schedule”, and “Exhibit” shall refer to Sections of, and Schedules and Exhibits to, this Warrant unless otherwise specified.

(iii) Whenever the context so requires, the neuter gender includes the masculine or feminine, and the singular number includes the plural, and vice versa.

Section 2. Exercise of Warrant.

(a) Subject to the terms and conditions hereof, this Warrant may be exercised by the holder hereof then registered on the books of the Company, at any time on any Business Day on or after the opening of business on such Business Day, commencing with the first day after the date hereof, and prior to 5:00 P.M. Eastern Time on the Expiration Date (i) by delivery of a written notice, in the form of the subscription notice attached as Exhibit A hereto (the “Exercise Notice”), of such holder’s election to exercise this Warrant, which notice shall specify the number of Warrant Shares to be purchased, payment to the Company of an amount equal to the Warrant Exercise Price(s) applicable to the Warrant Shares being purchased, multiplied by the number of Warrant Shares (at the applicable Warrant Exercise Price) as to which this Warrant is being exercised (plus any applicable issue or transfer taxes) (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds and the surrender of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) to a common carrier for overnight delivery to the Company or (ii) if at the time of exercise, at least six months have elapsed from the date hereof and the Warrant Shares are not subject to an effective registration statement, by delivering an Exercise Notice and in lieu of making payment of the Aggregate Exercise Price in cash or wire transfer, elect instead to receive upon such exercise the “Net Number” of Ordinary Shares determined according to the following formula (the “Cashless Exercise”):

Net Number = (A x B) – (A x C)

B

For purposes of the foregoing formula:

A = the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B = the weighted average Closing Bid Price of the Ordinary Shares during the 20 trading days preceding date of exercise of the Warrant.

C = the Warrant Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(b) In the event of any exercise of the rights represented by this Warrant in compliance with this Section 2, the Company shall on or before the 3rd Business Day following the date of receipt of the Exercise Notice, the Aggregate Exercise Price and this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction) and the receipt of the representations of the holder specified in Section 5 hereof, if requested by the Company (the “Exercise Delivery Documents”), and if the Warrant Shares are subject to an effective and current Registration Statement and the Ordinary Shares is DTC eligible, credit such aggregate number of Ordinary Shares to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Company; provided, however, if the holder who submitted the Exercise Notice requested physical delivery of any or all of the Warrant Shares, or, if the Warrant Shares are not subject to an effective and current Registration Statement and the Ordinary Shares is not DTC eligible then the Company shall, on or before the 3rd Business Day following receipt of the Exercise Delivery Documents, issue and surrender to a common carrier for overnight delivery to the address specified in the Exercise Notice, a certificate, registered in the name of the holder, for the number of Ordinary Shares to which the holder shall be entitled pursuant to such request. The Warrant Shares shall be issued with a legend unless they are subject to an effective and current Registration Statement or they are being transferred pursuant to an exemption from such registration requirements, the availability of which is confirmed in an opinion of counsel acceptable to the Company’s Transfer Agent. Upon delivery of the Exercise Notice pursuant to the notice delivery provisions in Section 9 herein and Aggregate Exercise Price referred to in clause (i) or (ii) above the holder of this Warrant shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised.

(c) Unless the rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, as soon as practicable and in no event later than 5 Business Days after any exercise and at its own expense, issue a new Warrant identical in all respects to this Warrant exercised except it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant exercised, less the number of Warrant Shares with respect to which such Warrant is exercised.No fractional Warrant Shares are to be issued upon any pro rata exercise of this Warrant, but rather the number of Warrant Shares issued upon such exercise of this Warrant shall be rounded up or down to the nearest whole number.

(d) If the Company or its Transfer Agent shall fail for any reason or for no reason to issue to the holder within 5 Business Days of receipt of the Exercise Delivery Documents, the number of Warrant Shares to which the holder is entitled or to credit the holder’s balance account with the Transfer Agent for such number of Warrant Shares to which the holder is entitled upon the holder’s exercise of this Warrant, unless such failure results from an act of terrorism, war, natural disaster, act of god or other force majure event, the Company shall, in addition to any other remedies under this Warrant or otherwise available to such holder, pay as additional damages in cash to such holder on each day the issuance of such Warrant Shares is not timely effected or recorded with the Transfer Agent an amount equal to 0.025% of the product of (A) the sum of the number of Warrant Shares not issued to the holder on a timely basis and to which the holder is entitled, and (B) the Closing Bid Price of the Ordinary Shares for the trading day immediately preceding the last possible date which the Company could have issued such Ordinary Shares to the holder without violating this Section 2.

(e) If within 5 Business Days after the Company’s receipt of the Exercise Delivery Documents and the written request of the Holder that a new Warrant be issued, the Company fails to deliver a new Warrant to the holder for the number of Warrant Shares to which such holder is entitled pursuant to Section 2 hereof, then the holder shall be entitled to exercise or transfer its rights under such new warrant as if it had received such new Warrant and the Company shall be obligated to honor such exercises or transfers as if the holder had submitted the new Warrant without violating this Section 2.

Section 3. Covenants as to Ordinary Shares. The Company hereby covenants and agrees as follows:

(a) This Warrant is, and any Warrants issued in substitution for or replacement of this Warrant will upon issuance be, duly authorized and validly issued.

(b) All Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

(c) During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved at least 100% of the number of Ordinary Shares needed to provide for the exercise of the rights then represented by this Warrant. If at any time the Company does not have a sufficient number of Ordinary Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within 60 days of that time for the sole purpose of increasing the number of authorized Ordinary Shares.

(d) If at any time after the date hereof the Company shall file a Registration Statement (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), or (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), the Company shall include the Warrant Shares issuable to the holder, pursuant to the terms of this Warrant and shall maintain, so long as any other Ordinary Shares shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of this Warrant on the Primary Market or such national securities exchange or automated quotation system on which the Ordinary Shares of the Company is listed.

(e) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant. The Company will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Ordinary Shares upon the exercise of this Warrant.

(f) This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

Section 4. Taxes. The Company shall pay any and all taxes, except any applicable withholding, which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

Section 5. Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, no holder, as such, of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the holder of this Warrant of the Warrant Shares which he or she is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

Section 6. Representations of Holder. The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the holder does not agree to hold this Warrant or any of the Warrant Shares for any minimum or other specific term and reserves the right to dispose of this Warrant and the Warrant Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The holder of this Warrant further represents, by acceptance hereof, that, as of this date, such holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act (an “Accredited Investor”). Upon exercise of this Warrant the holder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale and that such holder is an Accredited Investor. If such holder cannot make such representations because they would be factually incorrect, it shall be a condition to such holder’s exercise of this Warrant that the Company receive such other representations as the Company considers reasonably necessary to assure the Company that the issuance of its securities upon exercise of this Warrant shall not violate any United States or state or Israeli securities laws. Ownership and Transfer.

(a) The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of any permitted transferee. The Company may treat the person in whose name any Warrant is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any transfers made in accordance with the terms of this Warrant.

Section 7. Adjustment of Warrant Exercise Price. The Warrant Exercise Price of this Warrant shall be adjusted from time to time as follows:

(a) RESERVED.

(b) Adjustment of Warrant Exercise Price upon Subdivision or Combination of Ordinary Shares. If the Company at any time after the date of issuance of this Warrant subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, any Warrant Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Ordinary Shares obtainable upon exercise of this Warrant will be proportionately increased. If the Company at any time after the date of issuance of this Warrant combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, any Warrant Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares issuable upon exercise of this Warrant will be proportionately decreased. Any adjustment under this Section 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)

(d) Voluntary Adjustments By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(e) Notices.

(i) Immediately upon any adjustment of the Warrant Exercise Price, the Company will give written notice thereof to the holder of this Warrant, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to the holder of this Warrant at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any pro rata subscription offer to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(iii) The Company will also give written notice to the holder of this Warrant at least 10 days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

Section 8. “Organic Change” shall mean any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction in each case which is effected in such a way that holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Ordinary Shares. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking (or, in the case of a mutilated Warrant, the Warrant), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

Section 9. Notice. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered upon: (i) receipt, when delivered personally, (ii) 1 Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same, or (iii) receipt, when sent by electronic mail (provided that the electronic mail transmission is not returned in error or the sender is not otherwise notified of any error in transmission). The addresses and e-mail addresses for such communications shall be:

If to Holder:	YA II PN, Ltd. c/o Yorkville Advisors Global, LP
1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Matt Beckman
Email: mbeckman@yorkvilleadvisors.com

With Copy to:	David Gonzalez, Esq.
1012 Springfield Avenue
Mountainside, NJ 07092
Email: Legal@yorkvilleadvisors.com

If to the Company, to:	B.O.S. Better Online Solutions Ltd.
20 Freiman Street Rishon LeZion, 7535825, Israel
Attention: Eyal Cohen Email: eyalc@boscom.com

or at such other address and/or electronic email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party 3 Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s computer containing the time, date, recipient’s electronic mail address and the text of such electronic mail or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by electronic mail or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 10. Date. The date of this Warrant is set forth on page 1 hereof. This Warrant, in all events, shall be wholly void and of no effect after the close of business on the Expiration Date, except that notwithstanding any other provisions hereof, the provisions of Section 3(d) shall continue in full force and effect after such date as to any Warrant Shares or other securities issued upon the exercise of this Warrant.

Section 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holders of Warrants representing at least 2/3rds of the Warrant Shares issuable upon exercise of the Warrants then outstanding.

Section 12. Assignment. This Warrant may be assigned by the holder only if such assignment is made in compliance with all applicable laws, including federal and state and Israeli securities laws. In connection with any permitted transfer, the transferee shall make such representation and warranties to the Company, consistent with Section 5 hereof, as the Company may reasonably request.

Section 13. Descriptive Headings; Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 14. Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, in any other agreement between the Company and the holder, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

Section 15. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE TRANSACTION DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed as of the date first set forth above.

B.O.S. BETTER ONLINE SOLUTIONS LTD.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A TO WARRANT

EXERCISE NOTICE

TO BE EXECUTED
BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT

B.O.S. BETTER ONLINE SOLUTIONS LTD.

The undersigned holder hereby exercises the right to purchase ______________ of the Ordinary Shares (“Warrant Shares”) of B.O.S. Better Online Solutions Ltd. (the “Company”), evidenced by the attached Warrant (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Specify Method of exercise by check mark:

1. ___ Cash Exercise

(a) Payment of Warrant Exercise Price. The holder shall pay the Aggregate Exercise Price of $______________ to the Company in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares. The Company shall deliver to the holder _________ Warrant Shares in accordance with the terms of the Warrant.

2. ___ Cashless Exercise

(a) Payment of Warrant Exercise Price. In lieu of making payment of the Aggregate Exercise Price, if permitted by the terms of the Warrant, the holder elects to receive upon such exercise the Net Number of Ordinary Shares determined in accordance with the terms of the Warrant.

(b) Delivery of Warrant Shares. The Company shall deliver to the holder _________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

Address:

Taxpayer ID No.:

A-1

EXHIBIT B TO WARRANT

FORM OF WARRANT POWER

FOR VALUE RECEIVED, the undersigned does hereby assign and transfer to ________________, Federal Identification No. __________, a warrant to purchase ____________ shares of the capital stock of B.O.S. Better Online Solutions Ltd. represented by warrant certificate no. _____, standing in the name of the undersigned on the books of said corporation. The undersigned does hereby irrevocably constitute and appoint ______________, attorney to transfer the warrant of said corporation, with full power of substitution in the premises.

Dated:

By:
Name:
Title:

B-1

GUARANTY

This Guaranty is made as of February 19, 2020, by B.O.S. Better Online Solutions Ltd. and BOS-Odem Ltd. (each, a “Guarntor” and collectively, the “Guarantors”), in favor of YA II PN, LTD. (“YA II”) with respect to all obligations of RUBY-TECH INC. (the “Debtor”) owed to YA II.

RECITALS

WHEREAS, YA II and Debtor are entering into a Note Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which YA II will be purchasing a promissory note (the “Note”) from the Debtor of up to an aggregate of $600,000;

WHEREAS, it is a condition of the Purchase Agreement and YA II’s obligation to purchase the Note from the Debtor that Guarantors jointly and severally guaranty all of the Debtor’s obligations under the Purchase Agreement and the Note (collectively, the “Transaction Documents”) by to YA II; and

WHEREAS, the Debtor is wholly owned by BOS-Odem Ltd. (“BOS-Odem”), which itself is wholly ownderd by B.O.S. Better Online Soluctions Ltd., and through such relationships, each Guarantor will benefit, directly or indirectly, from the Debtor entering into the Transaction Documents and from the extension of credit YA II will make to Debtor;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor covenants and agrees as follows:

1. Guaranty of Payment and Performance. Each Guarantor, jointly and severally, hereby guarantees to the YA II the full, prompt and unconditional payment when due (whether at maturity, by acceleration or otherwise), and the performance, of all liabilities, agreements and other obligations of the Debtor to the YA II pursuant to the Transaction Documents, whether direct or indirect, absolute or contingent, due or to become due, secured or unsecured, now existing or hereafter arising or acquired, together with all interest and costs of collection, compromise or enforcement, including without limitation reasonable attorneys’ fees, incurred with respect to any such obligations or this Guaranty, or with respect to a proceeding under the federal bankruptcy laws or any insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of YA II concerning Debtor or any Guarantor (all the foregoing, collectively, the “Obligations”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the YA II first attempt to collect any of the Obligations from the Debtor or resort to any security or other means of obtaining their payment. Should the Debtor default in the payment or performance of any of the Obligations, the obligations of any Guarantor hereunder shall become immediately due and payable to the YA II, without demand or notice of any nature, all of which are expressly waived by each Guarantor.

2. Unlimited Guaranty. The liability of each Guarantor hereunder shall be unlimited.

3. Waivers by each Guarantor; YA II’s Freedom to Act. The Guarantor hereby agrees that the Obligations will be paid and performed strictly in accordance with their terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the YA II with respect thereto. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Debtor, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of each Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the YA II to assert any claim or demand or to enforce any right or remedy against the Debtor; (ii) any extensions or renewals of, or alteration of the terms of, any Obligation or any portion thereof; (iii) any rescissions, waivers, amendments or modifications of any of the terms or provisions of any agreement evidencing, securing or otherwise executed in connection with any Obligation; (iv) the substitution or release of any entity primarily or secondarily liable for any Obligation; (v) the adequacy of any rights the YA II may have against any collateral or other means of obtaining repayment of the Obligations; (vi) the impairment of any collateral securing the Obligations, including without limitation the failure to perfect or preserve any rights the YA II might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; (vii) failure to obtain or maintain a right of contribution for the benefit of each Guarantor; (viii) errors or omissions in connection with the YA II’s administration of the Obligations (except behavior constituting gross negligence or bad faith); or (ix) any other act or omission that might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a release or discharge of any Guarantor, all of which may be done without notice to any Guarantor.

4. Unenforceability of Obligations Against Debtor. If for any reason the Debtor are under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Debtor by operation of law or for any other reason, this Guaranty shall nevertheless be binding on each Guarantor to the same extent as if each Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Debtor, or for any other reason, all such amounts otherwise subject to acceleration under the terms of any agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by each Guarantor.

5. Subrogation; Subordination. Until the payment and performance in full of all Obligations and any and all obligations of the Debtor to YA II, each Guarantor shall not exercise any rights against the Debtor arising as a result of payment by each Guarantor hereunder, by way of subrogation or otherwise, and will not prove any claim in competition with the YA II in respect of any payment hereunder in bankruptcy or insolvency proceedings of any nature; each Guarantor will not claim any set-off or counterclaim against the Debtor in respect of any liability of each Guarantor to the Debtor; and each Guarantor waives any benefit of and any right to participate in any collateral that may be held by the YA II. Each Guarantor agrees that after the occurrence of any default in the payment or performance of the Obligations, each Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Debtor to each Guarantor until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, each Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by each Guarantor as trustee for the YA II and be paid over to the YA II on account of the Obligations without affecting in any manner the liability of each Guarantor under the other provisions of this Guaranty.

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7. Termination; Reinstatement. This Guaranty is irrevocable and shall exipre upon the repayment in full of all amounts owed by Debtor under the Note. This Guaranty shall be reinstated if at any time any payment made or value received with respect to an Obligation is rescinded or must otherwise be returned by the YA II upon the insolvency, bankruptcy or reorganization of the Debtor, or otherwise, all as though such payment had not been made or value received.

8. Successors and Assigns. This Guaranty shall be binding upon each Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the YA II and the YA II’s shareholders, officers, directors, agents, successors and assigns.

9. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by each Guarantor therefrom shall be effective unless the same shall be in writing and signed by the YA II. No failure on the part of the YA II to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of telecopied notice, when transmitted, receipt confirmed, addressed as follows: if to any Guarantor, at the address or e-mail address set forth below, and if to the YA II, at 1012 Springfield Avenue, Mountainside, New Jersey 07092, or at such address as either party may designate in writing.

11. Governing Law; Consent to Jurisdiction. This Guaranty is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). Each of the parties consents to the jurisdiction of the state courts of the State of New York and the U.S. District Court for the District of New York sitting in Manhattan, in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as a sealed instrument as of the date appearing on page one.

B.O.S. Better Online Solutions Ltd.

By:
Name:
Title:

Address:

BOS-Odem Ltd.

By:
Name:
Title:

Address:

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